Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS SOLID

FISCAL 2013 SECOND-QUARTER RESULTS

- EARNINGS PER SHARE ROSE 14% TO $1.16 ON 7% SALES GROWTH -

BEFORE CHARGES

New York, NY, February 5, 2013 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its second quarter ended December 31, 2012 of $2.93 billion, a 7% increase compared with $2.74 billion in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales also increased 7% from a year ago.  These results were delivered against a 10% local currency sales increase in the prior-year quarter and continued softness in certain markets, particularly Southern Europe and Korea.  The Company reported a 50-basis-point increase in operating margin and net earnings for the quarter rose 13% to $447.5 million, compared with $396.7 million last year.  Diluted net earnings per common share rose 13% to $1.13, compared with $1.00 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2013 second-quarter results included returns and charges associated with restructuring activities of $14.6 million ($9.5 million after tax), equal to $.02 per diluted common share. The fiscal 2012 second quarter results included returns and charges associated with restructuring activities of $6.1 million ($4.4 million after tax), equal to $.01 per diluted common share.

Excluding these returns and charges in the second quarters of fiscal 2013 and 2012, net sales for the three months ended December 31, 2012 increased 7% to $2.93 billion and net earnings rose 14% to $457.0 million.  Diluted net earnings per common share rose 14% to $1.16, versus a comparable $1.01 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

In the second quarter of fiscal 2013, some retailers accelerated their orders in advance of the Company’s January 2013 implementation of SAP at certain of its locations and brands. Those additional orders amounted to approximately $94 million in sales that would have likely occurred in the Company’s fiscal 2013 third quarter.  These orders, while planned, were above the Company’s expectations.  Similarly, the Company’s fiscal 2012 second quarter included approximately $30 million of sales resulting from accelerated retailer orders in advance of the

Company’s January 2012 implementation of SAP at certain of its locations.  Combined, these actions created a difficult comparison between the fiscal 2013 and fiscal 2012 second quarters of approximately $64 million in sales and $55 million in operating income, equal to $.09 per diluted common share.  Excluding the impact of the timing of orders and returns and charges associated with restructuring activities, net sales and operating income would have increased 5% and 2%, respectively, which was better than expected.  The impact of these shifts by region and product category is included in this release.

Additionally, in December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future consideration and other rights and, as a result, recognized $21.3 million in other income.

Fabrizio Freda, President and Chief Executive Officer, said, “Our performance this quarter reflected the global appeal of our brands in all regions.  These results demonstrate our ability to continue to grow, on top of the double-digit trends we generated in the prior year, even in the face of macro-economic headwinds and challenges in certain international countries.  Organic sales growth for the quarter was in line with our expectations, while earnings per share exceeded our forecast.

“We began the second half of our fiscal year by successfully launching another wave of our Strategic Modernization Initiative in early January, a key driver to achieving additional long-term efficiencies.  Our recent increased strategic marketing spending behind key innovations and existing winning products in countries with good momentum should help drive sales growth in coming months.  We expect continued solid growth in the U.S., many emerging markets and e-commerce and improving trends in travel retail.  For the full fiscal year, we are re-affirming our sales growth forecast of between 6% and 7% in local currency, while raising our earnings per share guidance to $2.51 to $2.59.”

The global prestige beauty industry continues to experience mixed results and overall growth has slowed from the prior year as the Company expected.  Nonetheless, the Company’s performance was broad-based, generating local currency sales gains in each of its geographic regions and major product categories.  Sales growth was solid in the United States and certain developed countries and strong overall in emerging markets.

During the quarter, the Company made substantial progress on its strategic goals, with a strong improvement in cost of sales as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value-added costs.  In connection with the long-term strategic plan and certain ongoing initiatives, the Company realized savings of $26 million during the quarter.  As planned, the Company increased global advertising spending versus the prior-year quarter to build momentum and gain share in its key markets and product categories.  As a percentage of net sales, certain significant operating expense categories were lower.  Gross margin expanded 80 basis points, operating expense margin remained unchanged and operating margin rose 80 basis points, before charges.

Results by Product Category

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

Skin Care	$1,279.9	$1,165.9	10%	10%	$356.7	$312.2	14%
Makeup	1,049.3	983.6	7	7	226.5	208.5	9
Fragrance	458.8	441.1	4	5	77.3	73.2	6
Hair Care	131.9	121.4	9	9	10.1	12.5	(19)
Other	13.2	25.6	(48)	(49)	(2.9)	(3.3)	12
Subtotal	2,933.1	2,737.6	7	7	667.7	603.1	11
Returns and charges associated with restructuring activities	(0.1)	(0.1)			(14.6)	(6.1)
Total	$2,933.0	$2,737.5	7%	7%	$653.1	$597.0	9%

The net overall change in net sales and operating income for the quarter were favorably impacted by the shifts in orders from certain retailers due to the Company’s implementation of SAP, as previously mentioned, in the following product categories:

•                  Net sales: Skin care, approximately $32 million; makeup, approximately $23 million; fragrance, approximately $8 million and hair care, approximately $1 million.

•                  Operating income: Skin care, approximately $27 million; makeup, approximately $20 million; fragrance, approximately $7 million; hair care, approximately $1 million.

Excluding the impact of the shifts in orders:

•                  Reported net sales in skin care, makeup, fragrance and hair care would have increased 7%, 4%, 2% and 8%, respectively.

•                  Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) 6%, (1)%, (4)% and (34)%, respectively.

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries where its products are sold.  Skin care sales growth was strong, particularly in view of the 13% growth reported in the prior-year quarter.

•                  The Estée Lauder brand benefited from the recent launches of Perfectionist CP+R, Advanced Time Zone, Advanced Night Recovery Eye Serum Infusion and the Optimizer line of products, as well as higher sales of Advanced Night Repair Synchronized Recovery Complex.

•                  The recent launches of The Moisturizing Soft Cream from La Mer and Even Better Eyes Dark Circle Corrector from Clinique contributed strong incremental sales.

•                  Operating income increased double-digits, primarily reflecting improved results from higher-margin product launches from the Estée Lauder and La Mer brands.

Makeup

•                  Higher makeup sales primarily reflected an increase in net sales from the Company’s makeup artist brands.

•                  Sales growth included the recent launches of Chubby Stick Intense and Stay-Matte Oil-Free Makeup from Clinique.  Higher sales from existing products, such as Chubby Stick Moisturizing Lip Colour and Even Better Makeup from Clinique, as well as sales gains from Smashbox, contributed to the category’s growth.

•                  Makeup operating income increased, primarily reflecting the higher sales.

Fragrance

•                  In fragrance, notable sales increases were generated from the recent launch of Coach Love and higher-end fragrance products from Jo Malone and Tom Ford.

•                  These increases were partially offset by lower sales of Estée Lauder Sensuous Nude and DKNY Golden Delicious, which were launched in the prior-year period, as well as from certain other fragrances.

•                  Fragrance operating income increased, primarily reflecting the higher sales.

Hair Care

•                  Hair care net sales growth was driven by Aveda, reflecting the continued success of its Invati line of products and the recent launches of Pure Abundance Style Prep and Be Curly Curl Controller.

•                  The category also benefited from expanded global distribution, in particular to salons and multi-brand specialty retailers.

•                  Bumble and bumble posted lower sales to salons and sales declined at Ojon, due, in part, to softness of its business in the direct response television channel.

•                  Hair care operating results decreased, primarily reflecting lower results at Bumble and bumble, increased support spending behind new launches and additional costs related to distribution expansion initiatives.

Results by Geographic Region

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

The Americas	$1,140.2	$1,071.3	6%	6%	$132.1	$112.4	18%
Europe, the Middle East & Africa	1,105.3	1,046.3	6	7	324.6	310.1	5
Asia/Pacific	687.6	620.0	11	9	211.0	180.6	17
Subtotal	2,933.1	2,737.6	7	7	667.7	603.1	11
Returns and charges associated with restructuring activities	(0.1)	(0.1)			(14.6)	(6.1)
Total	$2,933.0	$2,737.5	7%	7%	$653.1	$597.0	9%

In the quarter, the net overall change in net sales and operating income in the Company’s geographic regions were favorably impacted by the shifts in orders from certain retailers as previously mentioned, as follows:

•                  Net sales: the Americas, approximately $27 million; Europe, the Middle East & Africa, approximately $12 million and Asia/Pacific, approximately $25 million.

•                  Operating income: the Americas, approximately $22 million; Europe, the Middle East & Africa, approximately $9 million; Asia/Pacific, approximately $24 million.

Excluding the impact of the shifts in orders:

•                  Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 4%, 4% and 7%, respectively.

•                  Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) (2)%, 1% and 5%, respectively.

The Americas

•                  The net sales increase in the region was primarily attributable to strong growth in the United States, which benefited from successful new product offerings.  The improvement reflects growth from the Company’s makeup artist brands and certain heritage and hair care brands.

•                  Sales increased in each of the Company’s major product categories, except fragrance.

•                  The higher sales also reflect double-digit local currency gains in Canada and Latin America.

•                  Sales to North American department stores grew mid-single digits and sales of the Company’s products online grew double-digits.

•                  Net sales growth included accelerated retailer orders, as previously discussed.

•                  Operating income in the Americas increased sharply, primarily reflecting the solid sales gains, largely offset by higher strategic investment spending in the current-year period.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in the majority of countries in the region and in each product category.  Economic uncertainties in some Southern European countries impacted the beauty markets, but the Company continued to generate growth in most markets.

•                  In constant currency, double-digit net sales growth was recorded in a number of areas, including Switzerland, France, the Nordic countries, South Africa and Turkey, while solid sales gains were generated in the United Kingdom, Benelux and the Middle East.

•                  The higher sales in Switzerland, France, Benelux and Nordic included accelerated retailer orders, as previously discussed.

•                  The Company’s net sales in travel retail grew high-single digits, while retail sales grew double-digits in the quarter, which was more than twice the increase in airline passenger traffic.  Continued select retailer destocking impacted net sales growth.

•                  These increases were partially offset by lower net sales, primarily in Russia, Spain and Italy.

•                  The Company estimates that it gained share in certain countries within its distribution in this region during the quarter.

•                  Operating income in the region increased, led by travel retail, the United Kingdom, the Nordic countries and the Middle East, which were partially offset by lower results in Spain and Germany.

Asia/Pacific

•                  In the region, the Company’s strongest local currency sales growth was generated in China and Hong Kong, primarily reflecting strong sales of skin care products.  In China, the increase reflected sales to new consumers in expanded distribution in tier two and three cities.  Japan and Taiwan posted solid sales gains.

•                  Net sales growth in China, Hong Kong and Taiwan included accelerated retailer orders, as previously discussed.

•                  The region’s sales growth of 9% improved upon the prior-year quarter, when sales grew 18% in constant currency.

•                  The increases in certain Asian countries were partially offset by lower net sales, predominantly in Korea, reflecting difficult economic conditions and competitive pressures.  Sales in Australia also declined.  The Company expects to see continued weakness in prestige beauty in Korea, which also impacted the travel retail business there.

•                  The Company estimates that for the quarter it gained share in certain countries, including China, within its points of distribution.

•                  In Asia/Pacific, operating income increased, with China, Hong Kong and Taiwan reporting the largest increases, primarily reflecting the impact from the timing of orders.  Lower results were recorded primarily in Korea and Australia.

Six-Month Results

•                  For the six months ended December 31, 2012, the Company reported net sales of $5.48 billion, a 5% increase from $5.21 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 6%.  Net sales grew in each of the Company’s geographic regions and major product categories.  These results were delivered against a 12% local currency sales increase in the six months ended December 31, 2011.

•                  The fiscal 2013 six-month results comparison was favorably impacted by the acceleration of sales orders from certain retailers previously discussed.

•                  The Company reported net earnings of $747.0 million for the six months ended December 31, 2012, an 11% increase from the $675.3 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2012 increased 11% to $1.89, compared with $1.70 reported in the prior-year period.

•                  The fiscal 2013 six-month results included returns and charges associated with restructuring activities of $15.0 million ($9.9 million after tax), equal to $.03 per diluted common share.  Additionally, during the six months ended December 31, 2012, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.

•                  The fiscal 2012 six-month results included returns and charges associated with restructuring activities of $10.2 million ($7.3 million after tax), equal to $.02 per diluted common share.

•                  Excluding these returns and charges, net sales for the six months ended December 31, 2012 increased 5% to $5.48 billion, net earnings rose 13% to $769.1 million and diluted net earnings per common share rose 13% to $1.95, versus a comparable $1.72 in the prior-year period.

Cash Flows

•                  For the six months ended December 31, 2012, net cash flows provided by operating activities increased 7% to $655.1 million, compared with $610.2 million in the prior-year period.

•                  The increase primarily reflected the higher net earnings and an increase in other liabilities, partially offset by a net decrease in cash from certain working capital components.

•                  Days of inventory at December 31, 2012 were 15 days higher compared to December 31, 2011.  This increase primarily reflects the building of inventory in advance of the Company’s January 2013 implementation of SAP at certain locations.

•                  During the six months, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock and capital expenditures, including increased expenses related to the Company’s Strategic Modernization Initiative (SMI).  Cash on hand was also used for the payment of the annual dividend, which reflected a 37% increase over the previous dividend rate.

Outlook for Fiscal 2013 Third Quarter and Full Year

The Company has benefited from the strength in prestige beauty in North America and China. While overall the Company’s business is performing well, certain Southern European countries and Korea continue to face weakness due to economic uncertainties.

Specifically, in the context of its strategy, during fiscal 2013 the Company expects to continue to increase gross margins and reduce operating expenses, which allows it to increase global advertising spending and finance SMI, while increasing profitability.  Investment in advertising behind strong innovations should continue to create growth well beyond the industry average.  In fiscal 2013, the Company is rebalancing its quarterly advertising spending over the year, with the largest increases occurring in the fiscal second and third quarters, compared to prior-year levels.

Third Quarter

•                  Net sales are forecasted to increase between 3% and 4% in constant currency.

•                  Foreign currency translation is expected to be minimal.

•                  Comparisons with the current fiscal year third quarter will be affected by the accelerated sales orders shifted into the Company’s fiscal 2013 and 2012 second quarters, from its respective third quarters, in advance of the Company’s implementation of SAP at certain business units in January of both fiscal years.  Combined, these actions create a difficult comparison between the fiscal 2013 and fiscal 2012 third quarters of approximately $64 million in sales, or 3%, and $55 million in operating income.

•                  Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be $.28 to $.32.

•                  The Company expects to take charges associated with restructuring activities in its fiscal 2013 third quarter of about $3 million.  The recording of charges will depend on when the relevant accounting criteria are met.

•                  Diluted net earnings per common share before charges associated with restructuring activities are projected to be in the range of $.28 to $32.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of approximately $10 million in the third quarter of fiscal 2013.

Full Year

•                  Net sales are forecasted to grow between 6% and 7% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1.0% versus the prior year.

•                  The Company is raising the range of its diluted net earnings per share estimate, including charges associated with restructuring activities and the impact of the early extinguishment of debt, to $2.44 to $2.52.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2013 of about $25 million, equal to approximately $.04 per diluted common share.  The recording of charges will depend on when the relevant accounting criteria are met.

•                  As mentioned in this press release, the impact of the extinguishment of debt is equal to $.03 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring activities and the impact of the early extinguishment of debt are now projected to be $2.51 to $2.59, up 11% to14%.

•                  The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry for the full fiscal year.

•                  On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $50 million and $75 million during fiscal 2013.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2013 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty and Osiao.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2012	2011	Change	2012	2011	Change
Net Sales (A)	$2,933.0	$2,737.5	7%	$5,482.5	$5,214.2	5%
Cost of Sales (A)	568.0	551.0		1,107.2	1,085.3
Gross Profit	2,365.0	2,186.5	8%	4,375.3	4,128.9	6%

Gross Margin	80.6%	79.9%		79.8%	79.2%

Operating expenses:
Selling, general and administrative	1,698.6	1,576.7		3,226.5	3,084.4
Restructuring and other charges (A)	13.3	6.1		13.7	10.8
Impairment of other intangible assets (B)	—	6.7		—	6.7
	1,711.9	1,589.5	8%	3,240.2	3,101.9	4%
Operating Expense Margin	58.3%	58.1%		59.1%	59.5%

Operating Income	653.1	597.0	9%	1,135.1	1,027.0	11%

Operating Income Margin	22.3%	21.8%		20.7%	19.7%

Interest expense, net	13.4	16.6		29.2	32.6
Interest expense on debt extinguishment (C)	—	—		19.1	—
Other income (D)	21.3	10.5		23.1	10.5
Earnings before Income Taxes	661.0	590.9	12%	1,109.9	1,004.9	10%

Provision for income taxes	211.6	192.5		360.9	327.9
Net Earnings	449.4	398.4	13%	749.0	677.0	11%

Net earnings attributable to noncontrolling interests	(1.9)	(1.7)		(2.0)	(1.7)
Net Earnings Attributable to The Estée Lauder Companies Inc	$447.5	$396.7	13%	$747.0	$675.3	11%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.16	$1.03	13%	$1.93	$1.74	11%
Diluted	1.13	1.00	13%	1.89	1.70	11%

Weighted average common shares outstanding:
Basic	387.4	386.8		387.6	388.7
Diluted	394.7	395.2		395.1	397.3

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  As of December 31, 2012, the Company closed the Program. As a result of the closure of the Program and evaluation of the initiatives that have been implemented as of December 31, 2012, the Company anticipates total cumulative restructuring charges and other costs to implement those initiatives to total between $325 million and $350 million, before taxes.  Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and other charges - Three months ended December 31, 2012 and 2011

For the three months ended December 31, 2012 and 2011, aggregate restructuring charges of $13.3 million and $3.9 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

For the three months ended December 31, 2012, the Company recorded $0.1 million, reflecting sales returns associated with restructuring activities and a write-off of inventory of $1.2 million, associated with exiting unprofitable operations.  The Company recorded other charges in connection with the implementation of the Program for the three months ended December 31, 2011 of $2.2 million, primarily related to consulting and other professional services.  During the three months ended December

31, 2011, the Company recorded $0.1 million, reflecting sales returns (less a related cost of sales of $0.1 million) associated with restructuring activities.

Total charges associated with restructuring activities included in operating income for the three months ended December 31, 2012 and 2011, were $14.6 million and $6.1 million, respectively.

Restructuring and other charges - Six months ended December 31, 2012 and 2011

For the six months ended December 31, 2012 and 2011, aggregate restructuring charges of $13.6 million and $6.9 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the six months ended December 31, 2012 and 2011 of $0.1 million and $3.9 million, respectively, primarily related to consulting and other professional services.

For the six months ended December 31, 2012, the Company recorded $0.1 million, reflecting sales returns associated with restructuring activities and a write-off of inventory of $1.2 million associated with exiting unprofitable operations.  During the six months ended December 31, 2011, the Company recorded an adjustment to reduce the reserve for anticipated returns associated with restructuring activities of $0.6 million.

Total charges associated with restructuring activities included in operating income for the six months ended December 31, 2012 and 2011, were $15.0 million and $10.2 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the second quarter of fiscal 2012, the Company recognized an impairment charge related to the Ojon reporting unit of $6.7 million for its trademark.

(C) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million.

(D) In December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future contingent consideration and other rights.  As a result of the amended agreement, the Company recognized $21.3 million as other income in the consolidated statement of earnings, net of discount and unpaid contingent consideration earned during the fiscal 2013 first quarter in accordance with the original terms.

In November 2011, the Company settled a commercial dispute with third parties that was outside its normal operations.  In connection therewith, the Company received a $10.5 million cash payment, which has been classified as other income in the consolidated statement of earnings.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities, the extinguishment of debt and accelerated orders associated with the Company’s implementation of SAP.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities, the extinguishment of debt and accelerated orders associated with the Company’s implementation of SAP.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,933.0	$0.1	$2,933.1	$2,737.5	$0.1	$2,737.6	7%
Cost of sales	568.0	(1.2)	566.8	551.0	0.1	551.1

Gross Profit	2,365.0	1.3	2,366.3	2,186.5	0.0	2,186.5	8%
Gross Margin	80.6%		80.7%	79.9%		79.9%

Operating expenses	1,711.9	(13.3)	1,698.6	1,589.5	(6.1)	1,583.4	7%
Operating Expense Margin	58.3%		57.9%	58.1%		57.9%

Operating Income	653.1	14.6	667.7	597.0	6.1	603.1	11%
Operating Income Margin	22.3%		22.8%	21.8%		22.0%

Provision for income taxes	211.6	5.1	216.7	192.5	1.7	194.2
Net Earnings Attributable to The Estée Lauder Companies Inc.	447.5	9.5	457.0	396.7	4.4	401.1	14%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.13	.02	1.16	1.00	.01	1.01	14%

	Six Months Ended December 31, 2012			Six Months Ended December 31, 2011			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$5,482.5	$0.1	$5,482.6	$5,214.2	$(0.6)	$5,213.6	5%
Cost of sales	1,107.2	(1.2)	1,106.0	1,085.3	—	1,085.3

Gross Profit	4,375.3	1.3	4,376.6	4,128.9	(0.6)	4,128.3	6%
Gross Margin	79.8%		79.8%	79.2%		79.2%

Operating expenses	3,240.2	(13.7)	3,226.5	3,101.9	(10.8)	3,091.1	4%
Operating Expense Margin	59.1%		58.9%	59.5%		59.3%

Operating Income	1,135.1	15.0	1,150.1	1,027.0	10.2	1,037.2	11%
Operating Income Margin	20.7%		20.9%	19.7%		19.9%

Interest expense on debt extinguishment	19.1	(19.1)	—	—	—	—

Provision for income taxes	360.9	12.0	372.9	327.9	2.9	330.8
Net Earnings Attributable to The Estée Lauder Companies Inc.	747.0	22.1	769.1	675.3	7.3	682.6	13%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.89	.06	1.95	1.70	.02	1.72	13%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended December 31		Percent Change		Six Months Ended December 31		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis	Local Currency

NET SALES
By Region:
The Americas	$1,140.2	$1,071.3	6%	6%	$2,322.3	$2,176.7	7%	7%
Europe, the Middle East & Africa	1,105.3	1,046.3	6	7	1,930.2	1,904.5	1	5
Asia/Pacific	687.6	620.0	11	9	1,230.1	1,132.4	9	8
Subtotal	2,933.1	2,737.6	7	7	5,482.6	5,213.6	5	6
Returns associated with restructuring activities	(0.1)	(0.1)			(0.1)	0.6
Total	$2,933.0	$2,737.5	7%	7%	$5,482.5	$5,214.2	5%	6%

By Product Category:
Skin Care	$1,279.9	$1,165.9	10%	10%	$2,393.4	$2,238.8	7%	8%
Makeup	1,049.3	983.6	7	7	2,009.7	1,912.4	5	6
Fragrance	458.8	441.1	4	5	806.4	797.9	1	3
Hair Care	131.9	121.4	9	9	245.8	225.2	9	10
Other	13.2	25.6	(48)	(49)	27.3	39.3	(31)	(31)
Subtotal	2,933.1	2,737.6	7	7	5,482.6	5,213.6	5	6
Returns associated with restructuring activities	(0.1)	(0.1)			(0.1)	0.6
Total	$2,933.0	$2,737.5	7%	7%	$5,482.5	$5,214.2	5%	6%

OPERATING INCOME (LOSS)
By Region:
The Americas	$132.1	$112.4	18%		$304.4	$261.6	16%
Europe, the Middle East & Africa	324.6	310.1	5		521.5	497.8	5
Asia/Pacific	211.0	180.6	17		324.2	277.8	17
Subtotal	667.7	603.1	11		1,150.1	1,037.2	11
Charges associated with restructuring activities	(14.6)	(6.1)			(15.0)	(10.2)
Total	$653.1	$597.0	9%		$1,135.1	$1,027.0	11%

By Product Category:
Skin Care	$356.7	$312.2	14%		$615.7	$535.9	15%
Makeup	226.5	208.5	9		387.8	368.1	5
Fragrance	77.3	73.2	6		130.7	121.5	8
Hair Care	10.1	12.5	(19)		20.8	17.6	18
Other	(2.9)	(3.3)	12		(4.9)	(5.9)	17
Subtotal	667.7	603.1	11		1,150.1	1,037.2	11
Charges associated with restructuring activities	(14.6)	(6.1)			(15.0)	(10.2)
Total	$653.1	$597.0	9%		$1,135.1	$1,027.0	11%

THE ESTÉE LAUDER COMPANIES INC.

As part of the Company’s Strategic Modernization Initiative, the Company anticipates the continued migration of its operations to SAP-based technologies, with the majority of its locations being enabled through 2014.  As a result, the Company has experienced, and may continue to experience, fluctuations in its net sales and operating results resulting from accelerated orders from certain of its retailers to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SAP rollout.  In particular, approximately $94 million of accelerated orders were recorded as net sales in the fiscal 2013 second quarter that likely would have occurred in the fiscal 2013 third quarter.  In addition, approximately $30 million of accelerated orders were recorded as net sales in the fiscal 2012 second quarter that would have occurred in the fiscal 2012 third quarter.

Combined, these actions created a difficult comparison between the fiscal 2013 second quarter and the fiscal 2012 second quarter of approximately $64 million in net sales and approximately $55 million in operating income and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions of the quarterly results in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$2,933.0	$0.1	$(94.3)	$2,838.8	$2,737.5	$0.1	$(29.6)	$2,708.0	5%
Cost of sales	568.0	(1.2)	(16.2)	550.6	551.0	0.1	(6.4)	544.7

Gross Profit	2,365.0	1.3	(78.1)	2,288.2	2,186.5	0.0	(23.2)	2,163.3	6%
Gross Margin	80.6%			80.6%	79.9%			79.9%

Operating expenses	1,711.9	(13.3)	—	1,698.6	1,589.5	(6.1)	—	1,583.4	7%
Operating Expense Margin	58.3%			59.8%	58.1%			58.5%

Operating Income	653.1	14.6	(78.1)	589.6	597.0	6.1	(23.2)	579.9	2%
Operating Income Margin	22.3%			20.8%	21.8%			21.4%

Provision for income taxes	211.6	5.1	(25.0)	191.7	192.5	1.7	(7.8)	186.4
Net Earnings Attributable to The Estée Lauder Companies Inc.	447.5	9.5	(53.1)	403.9	396.7	4.4	(15.4)	385.7	5%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.13	.02	(.13)	1.02	1.00	.01	(.04)	.98	5%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Six Months Ended December 31, 2012				Six Months Ended December 31, 2011				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$5,482.5	$0.1	$(94.3)	$5,388.3	$5,214.2	$(0.6)	$(29.6)	$5,184.0	4%
Cost of sales	1,107.2	(1.2)	(16.2)	1,089.8	1,085.3	—	(6.4)	1,078.9

Gross Profit	4,375.3	1.3	(78.1)	4,298.5	4,128.9	(0.6)	(23.2)	4,105.1	5%
Gross Margin	79.8%			79.8%	79.2%			79.2%

Operating expenses	3,240.2	(13.7)	—	3,226.5	3,101.9	(10.8)	—	3,091.1	4%
Operating Expense Margin	59.1%			59.9%	59.5%			59.6%

Operating Income	1,135.1	15.0	(78.1)	1,072.0	1,027.0	10.2	(23.2)	1,014.0	6%
Operating Income Margin	20.7%			19.9%	19.7%			19.6%

Interest expense on debt extinguishment	19.1	(19.1)	—	—	—	—	—	—

Provision for income taxes	360.9	12.0	(25.0)	347.9	327.9	2.9	(7.8)	323.0
Net Earnings Attributable to The Estée Lauder Companies Inc.	747.0	22.1	(53.1)	716.0	675.3	7.3	(15.4)	667.2	7%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.89	.06	(.13)	1.81	1.70	.02	(.04)	1.68	8%

The impact of accelerated orders from certain retailers associated with the Company’s implementation of SAP on net sales and operating results by product category and geographic region is as follows:

(Unaudited; In millions)	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
	Net Sales	Operating Results	Net Sales	Operating Results
Product Category:
Skin Care	$48	$40	$16	$13
Makeup	32	26	9	6
Fragrance	10	9	2	2
Hair Care	4	3	3	2
Other	—	—	—	—
Total	$94	$78	$30	$23

Region:
The Americas	$29	$23	$2	$1
Europe, the Middle East & Africa	15	12	3	3
Asia/Pacific	50	43	25	19
Total	$94	$78	$30	$23

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2012	June 30 2012	December 31 2011
ASSETS
Current Assets
Cash and cash equivalents	$1,323.6	$1,347.7	$999.1
Accounts receivable, net	1,531.7	1,060.3	1,383.7
Inventory and promotional merchandise, net	994.1	983.6	898.9
Prepaid expenses and other current assets	491.6	463.5	471.6
Total Current Assets	4,341.0	3,855.1	3,753.3

Property, Plant and Equipment, net	1,301.6	1,231.8	1,151.4
Other Assets	1,527.5	1,506.1	1,437.5
Total Assets	$7,170.1	$6,593.0	$6,342.2

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$26.0	$219.0	$143.8
Accounts payable	345.7	493.8	384.8
Other current liabilities	1,680.5	1,413.0	1,493.5
Total Current Liabilities	2,052.2	2,125.8	2,022.1

Noncurrent Liabilities
Long-term debt	1,330.1	1,069.1	1,068.7
Other noncurrent liabilities	664.7	650.6	607.7
Total Noncurrent Liabilities	1,994.8	1,719.7	1,676.4

Total Equity	3,123.1	2,747.5	2,643.7
Total Liabilities and Equity	$7,170.1	$6,593.0	$6,342.2

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2012	2011
Cash Flows from Operating Activities
Net earnings	$749.0	$677.0
Depreciation and amortization	156.8	141.0
Deferred income taxes	(22.3)	(13.6)
Impairment of other intangible assets	—	6.7
Other items	69.9	56.8
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(444.9)	(494.4)
Decrease in inventory and promotional merchandise	11.7	59.2
Increase in other assets, net	(31.5)	(12.3)
Increase in accounts payable and other liabilities	166.4	189.8
Net cash flows provided by operating activities	$655.1	$610.2

Capital expenditures	205.4	181.5
Payments to acquire treasury stock	326.5	522.4
Dividends paid	279.5	204.0

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